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EXHIBIT 10.2

Mr. Howard W. Bates
15960 Bridgewater Club Blvd.
Carmel, IN 46033

Re:    Separation Agreement and General Release

Dear Howard:

        This letter when signed by you will constitute the full agreement between you and Haverstick Consulting, Inc., (the "Company") on the terms of your separation from employment ("Agreement"). By entering into this Agreement, neither you nor the Company makes any admission of any failing or wrongdoing. Rather, the parties have merely agreed to resolve amicably your employment relationship with the Company and the separation thereof. You understand and agree that the terms, conditions and restrictions set forth in this Agreement inure to the benefit of the Company's affiliates and parent corporations, including without limitation Kratos Defense & Security Solutions, Inc. ("Kratos") and Kratos Government Solutions, Inc. ("KGS"), and "Company" shall be interpreted as appropriate to include one or all of these named entities.

  1.
  If you accept this Agreement, you will no longer be authorized or required to perform any duties or professional services on behalf of the Company for the third and final year of your Amended Employment Agreement dated December 31, 2007 (the "Employment Agreement"), and your active employment with the Company will be considered voluntarily terminated effective 11:59 P.M. December 31, 2009 ("Separation Date"). You agree to work in whatever capacity as directed by the Company until the Separation Date, and you agree also to cooperate thereafter in providing assistance to the Company or its affiliates as needed in its operations and in connection with litigation, as provided in paragraph 10 below.

  2.
  In consideration of your acceptance of this Agreement, you will be entitled to the following items:

  (a)
  The Company will provide you with an annual salary from January 1, 2010 through December 31, 2010 (the "Salary Continuation Period") at your present base salary of $300,000.00, less ordinary and necessary payroll deductions, payable periodically in accordance with the Company's pay schedule. Concurrent with each salary payment described in the immediately preceding sentence, the Company shall pay you an additional amount equal to the amount of paid time off that you would have earned in the corresponding salary period had you remained an employee during such period at your current compensation level.

    (b)
    You will receive a bonus for fiscal year 2009 in the amount of $57,552, which amount will be paid on or about April 30, 2010.

    (c)
    Your Separation Date shall be considered a "qualifying event" for purposes of triggering your right to continue your group health and dental insurance pursuant to federal law (commonly referred to as "COBRA"). However, as additional consideration for your acceptance of this Agreement, the Company will pay to you in monthly installments an amount equal to the sum of the premiums for (i) group health and dental insurance benefits and (ii) disability insurance, in both cases equal to the amounts paid (or payable) during 2009 for you and, if applicable, your dependents, for the duration of the Salary Continuation Period. After said Salary Continuation Period, you will have the right to continue COBRA coverage at your own expense for the remaining duration, if any, of the COBRA eligibility period. You will receive, under separate cover, information regarding your rights to such continuation coverage. During the Salary Continuation Period, the Company will pay for the Priority Medical Family Access program upon your submission of appropriate invoices therefor to the Company's Vice President, Human Resources.

    (d)
    As additional consideration, the Company will continue to pay you a vehicle allowance of $250 per pay period, less applicable deductions for taxes, during the Salary Continuation Period.

    (e)
    Except as otherwise provided in next sentence, your rights to all unvested stock options granted pursuant to Notices of Grant of Restricted Stock Units (RSUs) prior to your Separation Date will be governed by that Restricted Stock Unit Agreement (Executive Form) made a part of your employment contract, and by the Company's 2005 Equity Incentive Plan (the "Equity Plan"). Effective on the effective date of this Agreement (but subject to Section 6(f) of the Employment Agreement), all RSUs granted to you prior to the date of this Agreement shall be immediately vested in full. You will not be granted any additional RSUs that would otherwise have been granted on January 1, 2010, regardless of any representations to the contrary made prior hereto.

    (f)
    Except as stated above or below, all other benefits, bonuses and compensation end on the Separation Date. Specifically, you will not receive or be eligible for payment of a bonus in 2010, regardless of whether Company meets or exceeds revenue and profit numbers targeted in the annual operating plan, and you will not receive any additional RSUs. However, this Agreement does not affect any existing vested rights that you may have in accrued paid time off, the Company's Equity Plan, or its pension, retirement and/or 401(k) plans. You will receive, under separate cover, information regarding your rights and options, if any, under said plans.

  3.
  In consideration of the payments and benefits provided to you above, the sufficiency of which you acknowledge, you do, on behalf of yourself and your heirs, administrators, executors and assigns, hereby fully, finally and unconditionally release and forever discharge the Company and its parent, subsidiary and affiliated entities and all their former and present officers, directors, shareholders, employees, trustees, fiduciaries, administrators, attorneys, consultants, agents, and other representatives, and all their respective predecessors, successors and assigns (collectively "Released Parties"), in their corporate, personal and representative capacities, from any and all obligations, rights, claims, damages, costs, attorneys' fees, suits and demands, of any and every kind, nature and character, known or unknown, liquidated or unliquidated, absolute or contingent, in law or in equity, enforceable under any local, state or federal common law, constitution, statute or ordinance, arising prior to or through the date you execute this Agreement, including but not limited to obligations, rights, claims, damages, costs, attorneys' fees, suits and demands which arise from or relate to your past employment with the Company or the termination thereof, including (other than as expressly provided below) any rights you have under the Amended Employment Agreement with the Company, or any past actions or omissions of the Company or any of the Released Parties, including without limitation, rights and claims arising under the Family and Medical Leave Act, Title VII of the Civil Rights Act of 1964, as amended, the Americans with Disabilities Act of 1990, as amended, the Age Discrimination in Employment Act of 1967, as amended, the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, the Employee Retirement Income Security Act of 1974, as amended, and section 806 of the Sarbanes-Oxley Act of 2002. YOU SPECIFICALLY AGREE AND ACKNOWLEDGE THAT YOU ARE WAIVING ANY RIGHT TO RECOVERY BASED ON STATE OR FEDERAL AGE, SEX, RACE, COLOR, NATIONAL ORIGIN, MARITAL STATUS, RELIGION, VETERAN STATUS, DISABILITY, SEXUAL ORIENTATION, MEDICAL CONDITION OR OTHER ANTI-DISCRIMINATION LAWS. Subject to applicable law, you also warrant that you have not filed or sued and will not sue or file any actions against the Company or any of the Released Parties with respect to claims covered by this release.

        You recognize and understand that the foregoing is a general release by which you are giving up the opportunity to obtain compensation, damages, and other forms of relief for yourself. By signing this Agreement you waive any right to personally recover against the Released Parties, and you give up the opportunity to obtain compensation, damages or other forms of relief other than that provided in this Agreement.

  4.
  Notwithstanding the release set forth in Section 3 above, the Indemnification Agreement between you and the Company dated April 13, 2009 shall continue in full force and effect and the release set forth in Section 3 shall not apply to, and shall not release, any obligations, rights, claims, damages, costs, attorneys' fees, suits or demands under the Company's Certificate of Incorporation or Bylaws or any applicable statute related to indemnification or the advancement or reimbursement of expenses thereunder. For purposes of clarity and to avoid any dispute, the Company acknowledges and agrees that any involvement of the type described in Section 7 of the Employment Agreement in a MBE, a WBE, a Section 8(a) company, a Service Disabled Organization, a Hub Zone business or any other preferentially treated business will not constitute or be deemed to be involvement in a business that is engaged in a business substantially similar to the Restricted Business (as defined in Section 7 of the Employment Agreement) ; provided, however, that the foregoing shall not be deemed to permit you to pursue any «full and open» contract awards on behalf of any of the businesses listed in the foregoing proviso nor to directly compete with similar businesses that have teamed with the Company to pursue an individual contract award . In addition, Sections 6(f) (with respect to section 2(e) above), 7, 8, 9, 10 and 11 of the Employment Agreement shall survive and continue in full force and effect. Within seven (7) days following the date of this Agreement, the Company shall provide you with a favorable letter of reference executed by Eric DeMarco regarding your performance as an officer of the Company. You shall have the opportunity to review and comment on the letter, and the Company shall make such revisions as you may reasonably request.

  5.
  You agree to return to the Company on or before December 31, 2009 all of the Company's property, including, without limitation, any electronic or paper documents and records and copies thereof that you received or acquired during your employment regarding the Company's practices, procedures, trade secrets, customer lists, or product marketing, and that you will not use the same for your own purpose. Subject to applicable law, in the event that you breach any of your obligations under this Agreement, the Company is entitled to stop your salary continuation payments and to obtain all other relief provided by law or equity.

  6.
  You understand and agree that this Agreement contemplates and memorializes an unequivocal, complete and final dissolution of your employment relationship with the Company, and that, therefore, you have no right to be reinstated to employment with or rehired by the Company, and that in the future, the Company and its affiliated and related entities and their successors and assigns shall have no obligation to consider you for employment.

  7.
  It is agreed that neither you nor the Company, nor any of its officers, directors or employees, makes any admission of any failing or wrongdoing or violation of any local, state or federal law by entering into this Agreement, and that the parties have entered into this Agreement simply to resolve your employment relationship in an amicable manner.

  8.
  Subject to the limitations set forth below, throughout the Salary Continuation Period and thereafter, you agree, upon reasonable notice, to advise and assist the Company and its counsel in preparing such operational, financial and other reports, or other filings and documents, as the Company may reasonably request, and otherwise cooperate with the Company and its affiliates with any request for information. Subject to the limitations set forth below, upon reasonable notice, you also agree during the Salary Continuation Period and at any time thereafter to assist the Company and its counsel in prosecuting or defending against any litigation, proceeding, inquiry or investigation arising from any charge or other action that has been or may be filed by or against the Company or any of its subsidiaries or affiliates, including without limitation all pending and future litigation that involves any aspect of the operation of the Company's business overseen by or involving you or any other litigation involving the Company. The Company shall pay your necessary travel costs and expenses in the event it requires you to assist it under this paragraph. The obligations to provide services described above without further compensation shall be limited to a maximum of 120 hours during the Salary Continuation Period and, subject to such maximum, a futher maximum of 30 hours in any month during the Salary Continuation Period. The obligation to provide services described above after the Salary Continuation Period shall be subject to the agreement of you and the Company, both acting reasonably in good faith, upon an hourly rate that will be paid to you for such services.

  9.
  You hereby resign all of your positions as a director and/or officer in the Company and any of its subsidiaries, and without further compensation, you agree to sign any documents reasonably requested by the Company to accomplish such purpose.

  10.
  You acknowledge and agree that this Agreement sets forth the entire understanding between the parties concerning the matters discussed herein, that no promise or inducement has been offered to you to enter into this Agreement except as expressly set forth herein, and that the provisions of this Agreement are severable such that if any part of the Agreement is found to be unenforceable, the other parts shall remain fully valid and enforceable.

  11.
  This Agreement supersedes and replaces all prior agreements regarding the same subject matter.

  12.
  This Agreement will be governed and interpreted in accordance with Indiana law.

  13.
  You are hereby advised in writing to consult an attorney prior to executing this Agreement. You have twenty-one (21) days from your receipt of this letter to accept the terms of this Agreement. You may accept and execute this Agreement within those 21 days.

        If you accept the terms of this Agreement, please date and sign this letter and return it to me. Once you execute this Agreement, you have seven (7) days in which to revoke in writing your acceptance by providing the same to me, and such revocation will render this Agreement null and void. If you do not revoke your acceptance in writing and provide it to me by midnight on the seventh day, this Agreement shall be effective the day after the seven-day revocation period has elapsed.

Sincerely,

Name:
Title:
Kratos Defense & Security Solutions, Inc.

        By signing this letter, I represent and warrant that I have not been the victim of age or other discrimination or wrongful treatment in my employment and the termination thereof. I further acknowledge that the Company advised me in writing to consult with an attorney, that I had at least twenty-one (21) days to consider this Agreement, that I received all information necessary to make an informed decision and I had the opportunity to request and receive additional information, that I understand and agree to the terms of this Agreement, that I have seven (7) days in which to revoke my acceptance of this Agreement, and that I am signing this Agreement voluntarily with full knowledge and understanding of its contents.

Dated:
Name:
Howard W. Bates

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  EXHIBIT 10.2